 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2016

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue Mountain View, CA 94043
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 944-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On February 1, 2016, Intuit Inc. (“Intuit”) entered into a Credit Agreement (the “Credit Agreement”) for a new five-year credit facility in an aggregate principal amount of $1.5 billion (the “Facility”) by and among Intuit, the Lenders parties thereto (the “Lenders”), Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-administrative agents, U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents for the Lenders, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities L.L.C., U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and joint bookrunners. The Credit Agreement replaces Intuit’s $500 million Credit Agreement, entered into on February 17, 2012, which was due to expire on February 17, 2017 and was terminated as of February 1, 2016.
The Credit Agreement provides for a $500 million unsecured Term Loan (the “Term Loan”) and a $1 billion unsecured revolving credit facility (the “Revolving Credit Facility”) that will expire on February 1, 2021. Intuit may, subject to certain customary conditions, on one or more occasions increase commitments under the Facility in an amount not to exceed $750 million in the aggregate (the “Incremental Facility”) and may extend the maturity date of the Revolving Credit Facility up to two times. Each Lender will have discretion to determine whether it will participate in the Incremental Facility or in any such extension of the Revolving Credit Facility maturity date.
Borrowings under the Facility will accrue interest at rates equal, at Intuit’s election, to (i) the alternate base rate, which is defined as the highest of (a) the prime rate in effect from time to time, (b) the federal funds effective rate in effect from time to time plus 1/2 of 1.00% or (c) the applicable London interbank offered rate for 30-day loans plus 1.00%, in each case plus the applicable margin for such loans, or (ii) the applicable London or EURO interbank offered rate plus the applicable margin for such loans. The applicable margin for Term Loan borrowings bearing interest at the alternative base rate ranges from 0.125% to 0.875%, and the applicable margin for Term Loan borrowings bearing interest based on the London or EURO interbank offered rate ranges from 1.125% to 1.875%, in each case based on the Intuit’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. The applicable margin for Revolving Credit Facility borrowings bearing interest at the alternative base rate ranges from zero to 0.50%, and the applicable margin for Revolving Credit Facility borrowings bearing interest based on the London or EURO interbank offered rate ranges from 0.90% to 1.50%, in each case based on Intuit’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. Intuit will also pay an annual commitment fee during the term of the Credit Agreement which may vary depending on its senior debt credit ratings. Up to $100 million of the Facility is available to Intuit in specified foreign currencies.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of indebtedness by Intuit’s subsidiaries and limitations on incurrence of liens. In addition, the Credit Agreement requires that Intuit maintain a ratio of consolidated debt to consolidated annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not greater than 3.25 to 1.00, and a ratio of consolidated annual EBITDA to consolidated annual interest charges of not less than 3.00 to 1.00.
The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.
Intuit will use amounts borrowed under the Facility for general corporate purposes, including share repurchases and future acquisitions. Intuit borrowed $750 million under the Facility on February 1, 2016, and may borrow additional amounts under the Facility from time to time as opportunities and needs arise.
Some of the Lenders and their affiliates have various relationships with Intuit and its affiliates in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which will be filed with Intuit’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2016.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
On February 1, 2016, Intuit terminated its existing $500 million Credit Agreement as described in Item 1.01 above, which information is incorporated by reference into this Item 1.02.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
On February 1, 2016, Intuit entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2016		INTUIT INC.

	By:	/s/ R. Neil Williams
R. Neil Williams
Executive Vice President and Chief Financial Officer